Exhibit 99.1

Contact: Carl J. Crosetto GSC Group 973-437-1007 Roland Tomforde Broadgate Consultants, LLC 212-232-2222

FOR IMMEDIATE RELEASE

GSC Investment Corp. Amends Credit Facility with Deutsche Bank AG

Agreement Provides Additional Borrowing Capacity and Risk Protection
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NEW YORK, March 24, 2009 – GSC Investment Corp. (NYSE:GNV), a business development company, today announced that it has amended its credit facility with Deutsche Bank AG.  The amendment increases the portion of the portfolio that can be invested in "CCC" rated investments in return for an increase in financing costs and expedited loan amortization.

“We are pleased to have reached this agreement with our lender,” said Seth M. Katzenstein, Chief Executive Officer of GSC Investment Corp. “Despite the increase in borrowing costs, the increase in the limit for "CCC" rated investments improves the Company’s ability to navigate the current credit environment.  We view this as a positive development for our shareholders.”

As amended, the credit facility requires the Company to amortize the facility over the next two years using principal proceeds from realizations and repayments, and a portion of the interest proceeds generated from the Company's investments. Any amounts remaining outstanding after the amortization period will be due in full on the second anniversary of the amendment. The margin on the facility has been increased from 70 basis points over the commercial paper rate to 400 basis points during the first year, and to 500 basis points during the following year.  $58 million is currently outstanding under the facility.

About GSC Investment Corp.
GSC Investment Corp. is a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by U.S. middle-market companies, high yield bonds and collateralized loan obligations. It has elected to be treated as a business development company under the Investment Company Act of 1940. The Company may also opportunistically invest in distressed debt, debt issued by non-middle market companies, and equity securities issued by middle and non-middle market companies. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies. GSC Investment Corp. is traded on the New York Stock Exchange under the symbol "GNV."

GSC Investment Corp.'s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.gscinvestmentcorp.com.

Forward Looking Statements
Information provided in this press release, including valuation of certain of our investments, may contain statements relating to current expectations, estimates, forecasts and projections about future events that are forward-looking statements. These forward-looking statements generally relate to GSC Investment Corp.'s plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.  For a discussion of such risks and uncertainties, see "Note About Forward-Looking Statements" included in the Company's 10-K which has been filed with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and GSC Investment Corp. undertakes no obligation to update or revise the forward-looking statements, whether as a result of the new information, future events or otherwise.

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